Exhibit 10.47

EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of September 7, 2007 (this “Agreement”), is by and between «Executive» (the “Executive”) and The Commerce Group, Inc., a Massachusetts corporation (the “Company”), on behalf of itself and each of the Companies, as hereinafter defined.

W I T N E S S E T H:

WHEREAS, the Company wishes to obtain the future services of the Executive for and on behalf of the Companies (as defined in Section 8);

WHEREAS, the Executive is willing upon the terms and conditions herein set forth, to provide services to the Companies hereunder; and

WHEREAS, the Company wishes to secure the Executive’s non-interference with the Companies’ business, upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Nature of Employment

Subject to Section 3, one or more of the Companies shall employ the Executive, and the Executive shall serve such employing entity or entities, in accordance with the terms of this Agreement, during the Term of Employment (as defined in Section 3(a)), as «Title» with such duties and responsibilities as are customarily assigned to an executive in such position and such other duties and responsibilities not inconsistent therewith as may from time to time reasonably be assigned to the Executive by the Board of Directors and/or Chairman of the Board, President and Chief Executive Officer of the Company.  The Executive also agrees to serve without additional compensation (unless the Board of Directors or the Committee (as defined in Section 8) otherwise expressly provides) in such capacities (including, without limitation, as an officer or director) with Company Affiliates (as defined in Section 8) as the Board of Directors and/or Chairman of the Board, President and Chief Executive Officer of the Company may prescribe.  Upon termination of the Executive’s employment with the Companies, the Executive’s employment, board membership or other service relationship with any Company Affiliate shall automatically terminate unless otherwise agreed to by the parties.

2.Extent of Employment

(a)During the Term of Employment, the Executive shall perform his obligations hereunder faithfully and to the best of his ability under the direction of the Board of Directors and/or Chairman of the Board, President and Chief Executive Officer of the Company, and shall abide by the rules, customs and usages from time to time established by the Companies.

(b)During the Term of Employment, the Executive shall devote all of his business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations hereunder (except for vacation periods and reasonable periods of illness or other incapacity), consistent with past practices and norms in similar positions.

(c)Nothing contained herein shall require the Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority (collectively, the “Regulations”).  The Executive shall act in good faith in accordance with all Regulations.

3.Term of Employment; Termination

(a)The “Term of Employment” shall commence on the date hereof and shall continue until September 7, 2010 (the “Initial Term”); provided, that, (i) on September 7, 2010, and each anniversary thereof, such term shall be extended automatically for a twelve month period (each such twelve month extension, an “Additional Term”), unless at least 180 days prior to the scheduled expiration date of the Initial Term or any Additional Term, either the Executive or the Company notifies the other of its decision not to continue such term and (ii) should the Executive’s employment by the Company be earlier terminated pursuant to Section 3(b) or by the Executive pursuant to Section 3(c), the Term of Employment shall end on the date of such earlier termination.

(b)Subject to the payments contemplated by Sections 3(e) through 3(g), the Term of Employment may be terminated at any time by the Company:

(i)upon the death of the Executive;

(ii)in the event that because of physical or mental disability the Executive is unable to perform, and does not perform, in the view of the Company, and as certified in writing by a competent medical physician, his duties hereunder for a continuous period of three consecutive months or any sixty working days out of any consecutive six month period;

(iii)for Cause, as defined in Section 8, subject to Section 3(d); or

(iv)for any other reason or no reason, it being understood that no reason is required.

The Executive acknowledges that no representations or promises have been made concerning the grounds for termination or the future operation of the Companies’ business, and that nothing contained herein or otherwise stated by or on behalf of any of the Companies modifies or amends the right of the Company to terminate the Executive at any time, with or without Cause.  Termination shall become effective upon the delivery by the Company to the Executive of notice specifying such termination and, if applicable, the reasons, if any, therefor (i.e., Section 3(b)(i)-(iv)), subject to the requirements for advance notice and an opportunity to cure provided in this Agreement, if and to the extent applicable.

(c)Subject to the payments contemplated by Section 3(e), the Term of Employment may be terminated at any time by the Executive:

(i)upon the death of the Executive;

(ii)in the event that because of physical or mental disability the Executive is unable to perform, and does not perform, in the view of the Company, and as certified by a competent medical physician, his duties hereunder for a continuous period of three consecutive months or any sixty working days out of any consecutive six month period;

(iii)for Good Reason, as defined in Section 8, it being agreed that in the event of a Proposed Business Combination that results in a Change of Control, the determination of Good Reason shall be made, at the Executive’s election, relative to conditions existing immediately prior to the commencement of the Proposed Business Combination.  Notwithstanding any provision of this Agreement to the contrary, in no event shall “Good Reason” be deemed to exist unless the Executive shall have given the Company written notice before the Executive’s voluntary resignation and not more than three (3) months after the Executive first has actual knowledge of the facts and circumstances allegedly constituting Good Reason, which notice must have made reference to this Agreement, set forth in reasonable detail the facts and circumstances allegedly constituting Good Reason, and stated that the Executive intends to voluntarily resign for Good Reason within the meaning of this Section 3(c)(iii), and that, within twenty (20) days after receipt of such notice, the Company and its subsidiaries, as applicable, shall not have rescinded or otherwise cured, and held the Executive harmless against, each of the events cited in the Executive’s notice as a basis for Good Reason;

(iv)as a result of the Company’s willful and material violation of this Agreement, the 2002 Amended and Restated Incentive Compensation Plan (the “Incentive Plan”), or any agreement between the Executive and any of the Companies pertaining to awards made pursuant to the Incentive Plan, in each case as such agreements or plans may be amended from time to time; or

(v)for any other reason or no reason, it being understood that no reason is required.

(d)Notwithstanding any other provision of this Agreement, in no event shall “Cause” be deemed to exist unless the Company shall provide the Executive with written notice making reference to this Agreement, stating that the Company intends to terminate the Executive for Cause within the meaning of this Agreement, and setting forth in reasonable detail the facts and circumstances allegedly constituting Cause, provided however, that the foregoing notice requirement shall not apply where the Executive has been convicted by a court of competent jurisdiction of any criminal offense, whether a felony or misdemeanor, involving dishonesty, breach of trust or misappropriation, or has entered a plea of nolocontendere to any such offense.  The Company shall give any notice to the Executive required under this Section 3(d) not less than thirty (30) days prior to the Committee’s definitive determination of Cause and not more than three (3) months after the Company first has actual knowledge of facts and circumstances allegedly constituting Cause.  The Company shall afford the Executive an opportunity to provide a written rebuttal to the Committee before the Committee makes a definitive determination of Cause.

(e)In the event the Executive’s employment is terminated by the Company under any circumstances described in Section 3(b)(iv) (e.g., relating to involuntary terminations without Cause) or by the Executive under the circumstances described in Section 3(c)(iii) or (iv) (e.g., relating to resignations for Good Reason or the Company’s violation of certain agreements) and except as otherwise provided in Section 3(f),

(i)the Company shall pay or cause to be paid to the Executive, (A) within five business days after the date of termination, any earned but unpaid base salary and any expense reimbursement payments owed to the Executive, (B) within five business days after the date of termination or, if later, within 30 days after the issuance of audited financial statements for the Company for the prior year, any earned but unpaid annual bonus payments relating to the prior year, and (C) any other earned but unpaid compensation to which the Executive is entitled under any other agreement, arrangement or practice, to be paid at such time as is specified under the terms of such agreement or practice, but in no event later than March 15 of the calendar year after the year in which the Executive’s employment terminates (the “Accrued Obligations”);

(ii)the Company shall pay or cause to be paid to the Executive, within thirty business days after the date of termination, a lump-sum payment equal to one hundred fifty (150%) percent (the “Standard Factor”) multiplied by the sum of (A) the Executive’s annual base salary in effect immediately prior to the date of termination and (B) «word» dollars ($«amount») (the “RSU Amount”), being the value of the Executive’s 2007 Restricted Stock Unit Award, determined as of the grant date; and

(iii)during a period equal to twelve (12) months multiplied by the Standard Factor (the “Standard Severance Period”) commencing on the date of the Executive’s employment termination, the Company will provide or cause to be provided to the Executive (and any covered dependents), with life and health insurance benefits (but not disability insurance benefits) substantially similar to those the Executive and any covered dependents were receiving immediately prior to the date of termination and at the same dollar cost to the Executive as in effect immediately prior to the termination of employment.  If the Company provides or arranges to provide the Executive and covered dependents with life and health insurance benefits, those benefits will be reduced to the extent comparable benefits are received by, or made available to, the Executive (at no greater cost to the Executive) by another employer during the Standard Severance Period following the Executive’s date of termination.  The Executive must report to the Company any such benefits that he receives or that are made available.  In lieu of the benefits described in this Section 3(e)(iii), the Company, in its sole discretion, may elect to pay or cause to be paid to the Executive a lump sum cash payment equal to the monthly premiums that would have been paid to provide such benefits to the Executive for each month such coverage is not provided under this Section 3(e)(iii).  Nothing in this Section 3(e)(iii) will extend the COBRA continuation coverage period.

(iv)Notwithstanding the provisions of Section 3(e)(ii) relating to the time at which the lump sum payment provided for under this Section 3(e) is to be made, if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time his employment terminates pursuant to this Section 3(e), and the lump sum payment to which he is entitled under Section 3(e)(ii) is treated as being made on account of separation from service pursuant to Section 409A(a)(2)(A)(i) of the Code, such payment shall be paid to the Executive pursuant to Section 3(e)(ii) on the first business day of the seventh month commencing after the month during which his employment terminates; provided however that if such payment is due to involuntary separation from service within the meaning of Treasury Regulation Sections 1.409A-1(b)(9)(iii) and 1.409A-1(n):

(A)The Executive shall be entitled to receive the benefit provided for in Section 3(e)(ii) regardless of his status as a “specified employee,” to the extent the total amount of such payment does not exceed two times the lesser of (x) the sum of the Executive’s annualized compensation based on the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive’s employment terminates (adjusted for any increase during that year that was expected to continue indefinitely if the Executive’s employment had not been terminated), or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated; and

(B)Any portion of the lump sum benefit payable under Section 3(e)(ii) that is in excess of the amount described in Section 3(e)(iv)(A) shall be paid to the Executive on the first business day of the seventh month commencing after the month during which his employment terminates.

(f)In the event the Executive’s employment is terminated under any circumstances described in Section 3(b)(iv) (e.g., relating to involuntary terminations without Cause) or by the Executive under the circumstances described in Section 3(c)(iii) or (iv) (e.g., relating to resignations for Good Reason or the Company’s violation of certain agreements) and such termination occurs either (X) within three (3) years after a Change of Control (provided the Term of Employment has not already expired) or (Y) after the commencement of the Proposed Business Combination that results in such Change of Control,

(i)the Company shall pay or cause to be paid to the Executive any Accrued Obligations;

(ii)the Company shall pay or cause to be paid to the Executive, within thirty business days after the date of termination, a lump-sum payment equal to three hundred (300%) percent (the “Change-of-Control Factor”) multiplied by the sum of (A) the Executive’s annual base salary in effect immediately prior to the date of termination (or at the Executive’s election, immediately prior to the earlier commencement of the Proposed Business Combination that results in such Change of Control), and (B) the RSU Amount, as defined in Section 3(e)(ii); and

(iii)during a period equal to twelve (12) months multiplied by the Change-of-Control Factor (the “Change-of-Control Severance Period”) commencing on the date of the Executive’s employment termination, the Company will provide or cause to be provided to the Executive (and any covered dependents), with life and health insurance benefits (but not disability insurance benefits) substantially similar to those the Executive and any covered dependents were receiving immediately prior to the date of termination and at the same dollar cost to the Executive as in effect immediately prior to the termination of employment.  If the Company provides or arranges to provide the Executive and covered dependents with life and health insurance benefits, those benefits will be reduced to the extent comparable benefits are received by, or made available to, the Executive (at no greater cost to the Executive) by another employer during the Change-of-Control Severance Period.  The Executive must report to the Company any such benefits that he receives or that are made available.  In lieu of the benefits described in this Section 3(f)(iii), the Company, in its sole discretion, may elect to pay or cause to be paid to the Executive a lump sum cash payment equal to the monthly premiums that would have been paid to provide such benefits to the Executive for each month such coverage is not provided under this Section 3(f)(iii).  Nothing in this Section 3(f)(iii) will extend the COBRA continuation coverage period.

(iv)Notwithstanding the provisions of Section 3(f)(ii) relating to the time at which the lump sum payment provided for under this Section 3(f) is to be made, if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time his employment terminates pursuant to this Section 3(f), and the lump sum payment to which he is entitled under Section 3(f)(ii) is treated as being made on account of separation from service pursuant to Section 409A(a)(2)(A)(i) of the Code, such payment shall be paid to the Executive pursuant to Section 3(f)(ii) on the first business day of the seventh month commencing after the month during which his employment terminates; provided however that if such payment is due to involuntary separation from service within the meaning of Treasury Regulation Sections 1.409A-1(b)(9)(iii) and 1.409A-1(n):

(A)The Executive shall be entitled to receive the benefit provided for in Section 3(f)(ii) regardless of his status as a “specified employee,” to the extent the total amount of such payment does not exceed two times the lesser of (x) the sum of the Executive’s annualized compensation based on the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive’s employment terminates (adjusted for any increase during that year that was expected to continue indefinitely if the Executive’s employment had not been terminated), or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated; and

(B)Any portion of the lump sum benefit payable under Section 3(f)(ii) that is in excess of the amount described in Section 3(f)(iv)(A) shall be paid to the Executive on the first business day of the seventh month commencing after the month during which his employment terminates.

(vi)Nothing in this Section 3(f) or otherwise, shall restrict the Executive’s right to terminate employment in accordance with Section 3(c)(v) at any time including, without limitation at any time after a Change of Control or the commencement of any Proposed Business Combination.

(g)In the event the Executive’s employment is terminated by the Company under the circumstances described in Section 3(b)(i) or (ii) (e.g., termination based on the Executive’s death or disability) by the Executive under Section 3(c)(i) or (ii) (e.g., separation from service based on the Executive’s death or disability),

(i)the Company will pay or cause to be paid to the Executive (or the Executive’s estate or representative, as the case may be) any Accrued Obligations; and

(ii)for a one (1) year period after the date of termination, the Company will provide or cause to be provided to the Executive, if living, and any covered dependents, employee life and health insurance benefits (but not disability insurance benefits) substantially similar to those the Executive and any covered dependents were receiving immediately prior to the date of termination and at the same dollar cost to the Executive or, if applicable, his dependents, as in effect immediately prior to the termination of employment.  If the Company provides or arranges to provide the Executive and covered dependents with life and health insurance benefits, those benefits will be reduced to the extent comparable benefits are received by, or made available to, the Executive (at no greater cost to the Executive) by another employer during the one (1) year period following the Executive’s date of termination.  The Executive must report to the Company any such benefits that he receives or that are made available.  In lieu of the benefits described in this Section 3(g)(ii), the Company, in its sole discretion, may elect to pay or cause to be paid to the Executive a lump sum cash payment equal to the monthly premiums that would have been paid to provide such benefits to the Executive for each month such coverage is not provided under this Section 3(g)(ii).  Nothing in this Section 3(g)(ii) will extend the COBRA continuation coverage period.

(h)In the event the Executive’s employment is terminated by the Company under any circumstances described in Section 3(b)(iii) (relating to termination for Cause) or by the Executive as a result of resignation or voluntary termination due to any circumstance other than the Good Reason described in Section 3(c)(iii) above, there will be no amounts, other than Accrued Obligations, owed to the Executive under Section 3 or any other part of this Agreement, from and after the effective date of termination.

(i)The payments and benefits required by Section 3(e), 3(f), or 3(g), as applicable, constitute severance and liquidated damages, and, except for payments that may be required pursuant to Section 7, the Company will not be obligated to pay or cause to be paid any further amounts to the Executive under this Agreement.  Notwithstanding the foregoing, nothing herein shall adversely affect the Executive’s rights to the Accrued Obligations or other amounts to which he may be entitled under any written agreement other than this Agreement.

(j)All determinations pursuant to this Section 3 shall be made by the Company’s Board of Directors (not including the Executive) or, to the extent expressly provided for under Section 3 by the Committee, in good faith.

(k)Termination of the Term of Employment will not terminate Sections 4 through 7 and 9 through 19, or any other provisions not associated specifically with the Term of Employment.

(l)Notwithstanding any provision herein to the contrary, as a condition to payment of any amounts or provision of any benefits pursuant to Sections 3(e) through 3(g) or 7 of this Agreement (other than due to the Executive’s death), the Executive shall be required to have executed a complete release of the Companies and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired.

(m)The parties agree that any determination made by the Board or, if applicable, the Committee in connection with the Executive’s separation from employment regarding the existence of “Cause,” “Change of Control,” or “Good Reason” for purposes of the Incentive Plan shall be conclusive and binding upon the parties for purposes of this Agreement.  The parties further agree that, in the absence of any such determination made by the Board or the Committee for purposes of the Incentive Plan, any determination made by the Board or the Committee regarding the existence of “Cause,” “Change of Control,” or “Good Reason” for purposes of this Agreement, shall be conclusive and binding upon the parties for purposes of the Incentive Plan.

4.Confidential Information

During and after the Term of Employment, the Executive will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for the Executive’s own benefit or for the benefit of anyone other than the Companies, any Confidential Information, whether prepared by the Executive or not; provided, however, that any Confidential Information may be disclosed to officers, representatives, employees and agents of the Companies who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business (as defined in Section 8).  The Executive shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Companies, except as required in his normal course of employment by the Company.  The Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.  The Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Executive shall provide the Companies with prompt notice of such requirement, prior to making any disclosure, so that the Companies may seek an appropriate protective order.  At the request of the Companies, the Executive agrees to deliver to the Companies, at any time during the Term of Employment, or thereafter, all Confidential Information which he may possess or control.  The Executive agrees that all Confidential Information of the Companies (whether now or hereafter existing) conceived, discovered or made by him during the Term of Employment exclusively belongs to the Companies (and not to the Executive).  The Executive will promptly disclose such Confidential Information to the Companies and perform all actions reasonably requested by the Companies to establish and confirm such exclusive ownership.

5.Non-Interference

(a)The Executive acknowledges that the services to be provided give him the opportunity to have special knowledge of the Companies and their Confidential Information and the capabilities of individuals employed by or affiliated with the Companies and that interference in these relationships would cause irreparable injury to the Companies.  In consideration of this Agreement, the Executive covenants and agrees that:

(i)During the Restricted Period (which shall not be reduced by any period of violation of this Agreement by the Executive or period which is required for litigation to enforce the Company’s rights hereunder), the Executive will not, without the express written approval of the Board of Directors of the Company, directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, consultant, representative or other participant, in any business which competes, directly or indirectly, with the Business in the Market (“Competitive Business”) without regard to (A) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (B) whether any of the activities of the Executive referred to above occur or are performed within or without the Market or (C) whether the Executive resides, or reports to an office, within or without the Market; provided, however, that (x) the Executive may, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to two percent (2%) of the capital stock of any corporation that is engaged in a Competitive Business and the capital stock of which is traded publicly, or that (y) the Executive may accept employment with a successor company to the Company;

(ii)During the Restricted Period (which shall not be reduced by any period of violation of this Agreement by the Executive or period which is required for litigation to enforce the Company’s rights hereunder), the Executive will not without the express prior written approval of the Board of Directors of the Company (A) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, consultant, representative or any other person which has a business relationship with the Companies or had a business relationship with the Companies within the 24 month period preceding the commencement of the conduct covered by this clause (A), to discontinue, reduce or modify such employment, agency or business relationship with the Companies, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within 24 months prior to the date the Executive or the Competitive Business employs or seeks to employ such person) employed or retained by the Companies.  Notwithstanding the foregoing, nothing herein shall prevent the Executive from providing a letter of recommendation to an employee with respect to a future employment opportunity; and

(iii)The Executive expressly acknowledges and agrees that the scope and term of this Section 5 would not preclude the Executive from earning a living with an entity that is not a Competitive Business.

(b)In the event that the Executive breaches his obligations in any material respect under Section 4, this Section 5 or Section 6, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same shall cease or cause to be ceased all payments thereafter due to the Executive under this Agreement or any other agreement.  Notwithstanding any other provision of this Agreement to the contrary, in no event shall the Companies be entitled to recover any amounts paid hereunder prior to the date of a breach by the Executive, and the Companies expressly waive all rights to seek or receive any such amounts.

6.Non-Disparagement

During and after the Term of Employment, the Executive agrees that he shall not make any false, defamatory or disparaging statements about any Company Affiliate or the officers or directors of the Companies.  During and after the Term of Employment, the Company agrees, on behalf of the Companies that neither the officers nor the directors of the Companies shall make any false, defamatory or disparaging statements about the Executive.

7.Excise and Additional Tax Gross-up Payments

(a)If any payments or benefits paid or provided or to be paid or provided to the Executive or for his benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or the termination thereof (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or to an additional tax imposed by Section 409A of the Code (jointly and severally referred to herein as an “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all income taxes, employment taxes and any Excise Tax imposed upon the Gross-Up Payment (including any related interest and penalties), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax (including any related interest and penalties) imposed upon the Payments.

(b)An initial determination of whether a Gross-Up Payment is required pursuant to this Agreement, and the amount of such Gross-Up Payment, will be made at the Company’s expense by an accounting firm selected by the Company.  The accounting firm will provide its determination, together with detailed supporting calculations and documentation, to the Company and the Executive within twenty (20) business days after the date of termination of the Executive’s employment, or such other time as may be requested by the Company or the Executive.  If the accounting firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it will furnish the Executive with an opinion to that effect.  If a Gross-Up Payment becomes payable, such Gross-Up Payment shall be paid to the Executive within thirty (30) business days of the receipt of the accounting firm’s determination.  Within ten (10) business days after the accounting firm delivers its determination to the Executive, the Executive will have the right to dispute the determination.  The existence of a dispute will not in any way affect the Executive’s right to receive the Gross-Up Payment in accordance with the determination.  If there is no dispute, the determination will be binding, final, and conclusive upon the Company and the Executive.  If there is a dispute, the Company and the Executive will together select a second accounting firm, which will review the determination and the Executive’s basis for the dispute and then will render its own determination, which will be binding, final, and conclusive on the Company and on the Executive for purposes of determining whether a Gross-Up Payment is required pursuant to this Section 7(b).  If as a result of any dispute pursuant to this Section 7(b) a Gross-Up Payment or additional Gross-Up Payment is made, such Gross-Up Payment will be paid to the Executive within thirty (30) business days of the receipt of the second accounting firm’s determination.  The Company will pay or caused to be paid all costs associated with the second accounting firm’s determination, unless such determination does not result in additional Gross-Up Payments to the Executive and in the good faith judgment of the second accounting firm, the Executive’s dispute of the initial determination was frivolous or in bad faith, in which case all such costs will be borne by the Executive.

(c)For purposes of determining the amount of the Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and applicable state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of the Executive’s employment, net of the maximum reduction in federal income taxes that would be obtained from deduction of those state and local taxes.

(d)As a result of the uncertainty in the application of Section 409A and/or Section 4999 of the Code, it is possible that Gross-Up Payments which will not have been made which should have been made (“Underpayment”) or Gross-Up Payments are made which should not have been made (“Overpayment”).  If it is determined that an Underpayment has occurred, an accounting firm mutually acceptable to the Company and the Executive shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code adjusted, as applicable, in accordance with Section 409A of the Code) shall be promptly paid to or for the benefit of the Executive.  If an Overpayment has occurred, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code adjusted, as applicable, in accordance with Section 409A of the Code) shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company; provided, however, that if the Company determines that such repayment obligation would be or result in an unlawful extension of credit under Section 13(k) of the Securities Exchange Act, repayment shall not be required.  The Executive shall cooperate, to the extent his expenses are reimbursed in accordance with this Section 7, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

(e)The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of an Underpayment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)give the Company any information reasonably requested by the Company relating to such claim,

(ii)take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)permit the Company to participate in any proceeding relating to such claim;

provided, however, that the Company shall pay or cause to be paid all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including related interest and penalties) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 7(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, such payment shall be advanced to the Executive, on an interest-free basis and the Executive shall be indemnified and held harmless, on an after-tax basis, from any Excise Tax or income tax (including related interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance.  The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f)If, after the receipt by the Executive of an amount advanced pursuant to Section 7(e), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7(e)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced pursuant to Section 7(e) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

8.Definitions

Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth below:

“Affiliate” and “Company Affiliate” means any corporation, limited liability company, partnership or other entity which, directly or indirectly, controls, is controlled by, or is under common control with the Company, including any subsidiary of the Company within the meaning of Section 424 of the Code.

“Board” and “Board of Directors” means the board of directors of the Company.

“Business” means any business conducted, or engaged in, by the Companies within the twelve month period ending on the applicable determination date.  For this purpose, the applicable determination date means the effective date as of which the Executive’s compliance with Section 7 or Section 8, respectively, is to be determined.

“Business Combination” shall have the meaning set forth in this Section 8 in the definition of Change of Control.

“Cause” means, subject to the provisions of Section 3(d), any of the following:

(i)the Executive has been convicted by a court of competent jurisdiction of any criminal offense, whether a felony or misdemeanor, involving dishonesty, breach of trust or misappropriation, or has entered a plea of nolocontendere to any such offense;

(ii)the Executive has been the subject of any action taken by a regulatory body or a self regulatory organization that, in the Committee’s good faith judgment, substantially impairs the Executive from performing his or her duties to the Company or its subsidiaries, as applicable;

(iii)the Executive has committed, in the Committee’s good faith judgment, any act of personal dishonesty in connection with the Executive’s responsibilities to the Company or any of its subsidiaries that is intended to result in the Executive’s personal enrichment;

(iv)the Executive has willfully committed, in the Committee’s good faith judgment, a material violation of the policies or rules of the Company or its subsidiaries, as applicable, including the Company’s Code of Ethics;

(v)the Executive has committed a willful violation or any law, rule or regulation applicable to the Company or any of its affiliates (A) which, in the Committee’s good faith judgment, is a felony or misdemeanor, or (B) which, in the Committee’s good faith judgment, will likely have or has had a material adverse effect on the business, interests or reputation of the Company and its subsidiaries, taken as a whole;

(vi)the Executive has committed, in the Committee’s good faith judgment, a willful and unauthorized disclosure of material Confidential Information that the Executive received as a consequence of the Executive’s employment by or other service with the Company or any of its subsidiaries, as applicable, which disclosure, in the Committee’s good faith judgment, will likely have or has had a material adverse effect on the business, interests or reputation of the Company and its subsidiaries, taken as a whole; or

(vii)the Executive has committed, in the Committee’s good faith judgment, gross negligence or gross misconduct in the performance of duties reasonably assigned to the Executive in accordance with the custom and practices of the Company or its subsidiaries, as applicable, that in the Committee’s good faith judgment, will likely be or has been materially injurious to the Companies or any of their customers; or

(viii)the Executive has willfully refused to perform any lawful order or instruction reasonably given to the Executive in accordance with the custom and practices of the Company or its subsidiaries, as applicable, other than a refusal resulting from the Executive’s incapacity because of physical or mental illness, which refusal continues for more than twenty (20) days after the Company gives written notice to the Executive pursuant to a vote of the Committee, such notice and vote setting forth in reasonable detail the nature of such refusal.

For purposes of the foregoing clauses (ii) through (viii), no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board of Directors of the Company with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

“Change of Control” means a reorganization, merger or consolidation of the Company, sale or other disposition of all or substantially all of the assets of the Company, liquidation, dissolution or similar transaction (each a “Business Combination”) that the Board or the Committee determines constitutes a Change of Control of the Company for purposes of the Incentive Plan.  Unless the Board or the Committee otherwise determines, a “Change of Control” shall be deemed to have occurred if:

(i)holders of a majority of the outstanding shares of Common Stock shall sell, in a single or related series of transactions, a majority of the outstanding shares of Common Stock to a person or entity, or a group of related persons or entities; or

(ii)the Company engages in a Business Combination, unless immediately following the consummation of such Business Combination both of the following conditions are satisfied: (i) persons who held a majority of the outstanding shares of Common Stock immediately prior to such Business Combination hold a majority of the outstanding shares of common stock of the entity resulting from such Business Combination (the “Resulting Entity”), and (ii) at least one-half (½) of the members of the board of directors of the Resulting Entity are persons who were Incumbent Directors immediately prior to the consummation of the Business Combination (or persons whom a majority of the then Incumbent Directors have designated to serve on the Resulting Entity board of directors); or

(iii)any person  (including any entity or a group of persons and/or entities acting in concert) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than twenty-five percent (25.0%) of the combined voting power (calculated as provided in Rule 13d-3 in the case of rights to acquire securities) of the then outstanding voting securities of the Company; provided, however, that for purposes of this clause, the following acquisitions shall not constitute a Change of Control:  (x) any acquisition directly from the Company, and (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or

(iv)if a tender offer (for which a filing has been made with the United States Securities and Exchange Commission (the “SEC”) which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934, as amended and the corresponding SEC rules) is made for the stock of the Company and the person (including any entity or group of persons and/or entities acting in concert) making the tender offer could own, by the terms of the offer plus any shares owned by such person, stock constituting a majority of the total voting power of the Company’s outstanding voting securities immediately following the consummation of such tender offer, in which case the Change of Control will be deemed to have occurred three (3) business days before the tender offer is to terminate unless the offer is first withdrawn; or

(v)Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

(vi)the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors of the Company or such other committee that the Board may appoint to administer the Incentive Plan in accordance with Section 3 of the Incentive Plan.

“Common Stock” means the common stock of the Company, $.50 par value per share, or any successor security.

“Companies” means the Company and its successors or any of its direct or indirect parents or direct or indirect subsidiaries, now or hereafter existing.

“Company” means The Commerce Group, Inc., a Massachusetts corporation, and any successor.

“Competitive Business” is defined in Section 5(a)(i).

“Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how”, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, formulas, improvements or other proprietary or intellectual property of the Companies, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof.  The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by the Executive not permissible hereunder.

“Executive” has the meaning set forth in the first paragraph of this Agreement.

“Good Reason” means, subject to Section 3(c)(iii) and Section 15(c), any of the following:

(i)a substantial and adverse alteration in the nature, status, or prestige of the Executive’s responsibilities, title, authority, powers, functions, duties or reporting requirements, taken as a whole;

(ii)a reduction in the Executive’s annual base compensation, other than a reduction of not more than ten percent (10%) that is also applied to substantially all similarly situated officers or directors, as applicable;

(iii)a reduction in the percentage of the Executive’s base salary on which the Executive’s bonus is based, other than a reduction of not more than ten percent (10%) that is also applied to substantially all similarly situated officers or directors, as applicable;

(iv)a substantial reduction of the facilities and perquisites (including office space) available to the Executive;

(v)any failure of the Company to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the retirement, life insurance, medical, health, and accident, disability or other employee plans of the Company or any of its subsidiaries in which the Executive participated as at the commencement of the Initial Term, taken as a whole, or the taking of any action following the commencement of the Initial Term that would materially reduce any of the Executive’s benefits in effect immediately prior to such action, unless the reduction is part of a reduction applicable to all employees;

(vi)the Company’s relocation, without the Executive’s prior written consent, of the Executive’s principal place of employment to any place outside a twenty-five (25) mile radius of the Executive’s principal place of employment; or

(vii)a breach by the Company of any material obligation to the Executive including, without limitation, any obligation under the Incentive Plan.

“Incentive Plan” means the 2002 Amended and Restated Incentive Compensation Plan referenced in Section 3(c)(iv).

“Incumbent Director” means any individual who, as of the commencement of the Initial Term, was a member of the Board and any individual who becomes a director subsequent to such date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the then Incumbent Directors, but shall not include any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in SEC Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

“Market” means any state in the United States of America and each similar jurisdiction in any other country in which the Business was or is conducted or engaged in by the Companies, or in which the Companies are seeking authorization to conduct Business, in each case at any time during the twenty-four (24) month period ending on the applicable determination date.  For this purpose, the applicable determination date means the date as of which the Executive’s compliance with Section 5 is to be determined.

“Proposed Business Combination” means the occurrence of the Company entering into a definitive agreement providing for a Business Combination that, as the result of or in connection with such transaction or any combination of related transactions, will result in a Change of Control.

“Regulations” is defined in Section 2(c).

“Restricted Period” means the period commencing on the effective date of this Agreement and ending upon the expiration of the Term of Employment, provided however, that if the Executive’s employment terminates under circumstances that entitle him to any amounts under Sections 3(e) or (f), then “Restricted Period” means the period commencing on the effective date of this Agreement and ending twelve months after the effective date of the Executive’s employment termination.

“Term of Employment” is defined in Section 3(a).

9.Notice

Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

If to the Executive:	Executive
Address_Line_1
Address_Line_2
City, State ZIP_Code

If to the Company:	The Commerce Group, Inc.
211 Main Street, M4-01
Webster, Massachusetts 01570
Attention: Chairman of the Board
Copy to: Chairman of the Compensation Committee

Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

10.Executive’s Representation

The Executive hereby warrants and represents to the Company that the Executive has carefully reviewed this Agreement and has consulted with such advisors as the Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of the Executive’s prior employment which would be breached or violated by the Executive’s execution of this Agreement or by the Executive’s performance of his duties hereunder.

11.Other Matters

(a)The Executive agrees and acknowledges that the obligations owed to the Executive under this Agreement are solely the obligations of the Company, and that none of the Companies’ stockholders, directors, officers, affiliates, representatives, agents or lenders will have any obligations or liabilities in respect of this Agreement and the subject matter hereof.

(b)Notwithstanding anything contained herein to the contrary, the Companies may withhold from any amounts payable under, or benefits provided pursuant to, this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.

(c)In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

12.Validity

If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

13.Severability

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  If any court determines that any provision of Section 5 or any other provision hereof is unenforceable and therefore acts to reduce the scope or duration of such provision, the provision in its reduced form shall then be enforceable.

14.Waiver of Breach; Specific Performance

The waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party.  Each of the parties (and third party beneficiaries) to this Agreement will be entitled to enforce its respective rights under this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Sections 4, 5 and 6 of this Agreement and that any party (and third party beneficiaries) may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in order to enforce or prevent any violations of the provisions of this Agreement.

15.Assignment; Third Parties

(a)The Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the Company’s express prior written consent.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

(c)Notwithstanding Sections 11(c) and 15(b), the Company shall require its successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure by the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute (i) a breach of this Agreement and (ii) “Good Reason,” as defined in Section 8.

(d)The parties agree and acknowledge that each of the Companies are intended to be third party beneficiaries of, and have rights and interests in respect of, the Executive’s agreements set forth in Sections 4, 5, and 6.

16.Payment of Costs and Legal Fees.

All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement (whether initiated by the Executive or the Company) shall be reimbursed by the Company, plus interest on any delayed payment at the rate provided for in Section 7872(f)(2)(A) of the Code or any successor provision, at the conclusion of such dispute or question of interpretation, unless the Company prevails on the merits of such dispute or question of interpretation, as determined pursuant to a legal judgment or settlement (whether formal or informal).  Notwithstanding the immediately preceding sentence, if any dispute or question of interpretation arises after a Change of Control (whether initiated by the Executive or the Company) and relates to any payment or benefit required to be provided to the Executive under this Agreement, including without limitation Section 3(f) or Section 7, the Company shall pay or cause to be paid all reasonable costs and legal fees paid or incurred by the Executive in connection with such dispute or question of interpretation, on a quarterly basis for the duration of such dispute or question of interpretation, upon presentation of proof, in a form reasonably acceptable to the Company, that such expenses have been incurred, provided that the Executive has first delivered an undertaking to the Company, in form and substance acceptable to it, to reimburse the Company for such amounts, plus interest thereon at the rate provided for in Section 7872(f)(2)(A) of the Code or any successor provision, at the conclusion of such dispute or question of interpretation, if the Company prevails on such dispute or question of interpretation, as determined pursuant to a legal judgment or settlement (whether formal or informal).

17.Amendment; Entire Agreement

This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.  This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter.

18.Litigation

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, EXCEPT THAT NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF MASSACHUSETTS, AND NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, BE INTERPOSED IN ANY ACTION HEREON.  THE EXECUTIVE AND THE COMPANY AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT SHALL BE COMMENCED IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS LOCATED IN BOSTON, MASSACHUSETTS OR THE UNITED STATES DISTRICT COURTS IN BOSTON, MASSACHUSETTS.  THE EXECUTIVE AND THE COMPANY CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION 18 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER JURISDICTION.

19.Further Action

The Executive and the Company agree to perform any further acts and to execute and deliver any documents which may be reasonable to carry out the provisions hereof.

20.Construction

Headings at the beginning of each paragraph are solely for the convenience of the parties and are not a part of this Agreement.  Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.  This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.  Unless otherwise indicated, all references to sections are to this Agreement.

21.Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[PAGE INTENTIONALLY ENDS HERE]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

EXECUTIVE:

__________________________________________
Name:  Executive

THE COMMERCE GROUP, INC.:

__________________________________________
Name:  Gerald Fels
Title:    President & Chief Executive Officer

H: CGI Form of Exec Employment Agmt